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                                                                      Exhibit 12

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
                                       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                (in thousands, except ratios)

                                                    Three Months Ended
                                                         March 31,                      Fiscal Year Ended December 31,
                                                   ----------------------  -------------------------------------------------------
                                                      2003        2002        2002        2001       2000         1999       1998
                                                   -----------  ---------  -----------  ---------  ---------  ---------  ---------
FIXED CHARGES
    Interest expensed and capitalized............      $3,562     $4,472      $15,147    $13,970    $ 9,148    $ 7,977     $1,551
    Amortized premiums related to indebtedness...         275        240          993        905        840        631        113
    Estimate of interest within rental expense...         893        792        3,454      4,682      4,912      4,557      3,705
                                                     ---------  ---------  -----------  ---------  ---------  ---------  ---------
TOTAL FIXED CHARGES..............................      $4,730     $5,504      $19,594    $19,557    $14,900    $13,165     $5,369
                                                     =========  =========  ===========  =========  =========  =========  =========


EARNINGS
   ADD
    Pretax income (loss) from continuing operations
      before minority interests in consolidated
      subsidiaries or income (loss) from equity
      investees....................................    $2,283     $(2,561)    $(7,146)  $(26,877)  $(30,899)   $ 7,533     $7,471
    Fixed charges..................................     4,730       5,504      19,594     19,557     14,900     13,165      5,369
                                                     ---------    ---------  ---------  ---------  ---------  ---------  ---------
TOTAL ADJUSTED EARNINGS............................    $7,013     $ 2,943     $12,448   $ (7,320)  $(15,999)   $20,698    $12,840
                                                     =========    =========  =========  =========  =========  =========  =========
RATIO OF EARNINGS TO FIXED CHARGES.................     1.48x        0.53x      0.64x       -          -         1.57x      2.39x
                                                     =========    =========  =========  =========  =========  =========  =========
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